(d)(1)(B)

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

VOYA VARIABLE PORTFOLIOS, INC.

AGREEMENT, effective as of October 21, 2022, between Voya Variable Portfolios, Inc. (the "Company"), a Maryland corporation, and Voya Investments, LLC (the "Manager"), an Arizona limited liability company (the "Agreement").

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Company is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Company currently offers shares in multiple series, may offer shares of additional series in the future;

WHEREAS, the Company desires to avail itself of the services of the Manager for the provision of advisory, management, administrative, and other services for the Company; and

WHEREAS, the Manager is willing to render such services to the Company.

Therefore, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.Appointment. The Company hereby appoints the Manager, subject to the direction of the Board of Directors, for the period and on the terms set forth in this Agreement, to provide advisory, management, administrative, and other services, as described herein, with respect to the Series identified on Schedule A, such series together with all other series subsequently established by the Company with respect to which the Company desires to retain the Manager to render advisory, management, administrative, and other services hereunder and with respect to which the Manager is willing to do so being herein collectively referred to as the "Series."

The Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event the Company establishes one or more series other than the Series with respect to which it desires to retain the Manager to render advisory, management, administrative, and other services hereunder, it shall notify the Manager in writing. If the Manager is willing to render such services it shall notify the Company in writing, whereupon such series shall become a Series hereunder.

Subject to the approval of the Board of Directors of the Company, the Manager is authorized to enter into portfolio management agreements with other registered investment advisers to serve as investment sub-advisors, whether or not affiliated with the Manager (each a "Sub-Adviser"). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement (each a "Portfolio Management Agreement"). The

Company and Manager understand and agree that the Manager may manage each Series in a "manager-of-managers" style with either a single or multiple sub-advisers, which contemplates that the Manager will, among other things and pursuant to an Order issued by the Securities and Exchange Commission (SEC): (i) continually evaluate the performance of the Sub-Advisers to the Company; and (ii) periodically make recommendations to the Company's Board regarding the results of its evaluation and monitoring functions. The Company recognizes that, subject to the approval of the Board of Directors of the Company, a sub-adviser's services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for a Series, subject to an applicable SEC Order.

2.Services of the Manager. The Manager represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 and in all states where required, and will maintain such registration for so long as required by applicable law. Subject to the general supervision of the Board of Directors of the Company, the Manager shall provide the following advisory, management, administrative, and other services with respect to the Series:

(a)Provide general, overall advice and guidance with respect to the Series and provide advice and guidance to the Company's Directors, and oversee the management of the investments of the Series and the composition of each Series' portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with each Series' investment objective or objectives and policies as stated in the Company's current registration statement, which management shall be provided by Sub-Advisers selected by the Manager and approved by the Board of Directors as provided below or directly by the Manager as provided in Section 3 of this Agreement;

(b)Provide all supervisory, management, and administrative services reasonably necessary for the operation of the Series other than any investment advisory services performed by the Sub-Advisers, including but not limited to, (i) coordinating all matters relating to the operation of the Series, including any necessary coordination among the Sub-Advisers, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent (including pricing and valuation of the Series' portfolios), accountants, attorneys, and other parties performing services or operational functions for the Company, (ii) providing the Company and the Series, at the Manager's expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws and to provide effective supervision and administration of the Series; (iii) maintaining or supervising the maintenance by third parties selected by the Manager of such books and records of the Company and the Series as may be required by applicable federal or state law; (iv) preparing or supervising the preparation by third parties selected by the Manager of all federal, state, and local tax returns and reports relating to the Series required by applicable law; (v) preparing and filing and arranging for the distribution of proxy materials and periodic reports to shareholders of the Series as required by applicable law; (vi) preparing and arranging for the filing of registration statements and other documents with the Securities and Exchange Commission (the "SEC") and other federal and state regulatory authorities as may be required by applicable law; (vii) taking such other action with respect to the Company as may be required by applicable law in connection with the Series, including without limitation the rules and regulations of the SEC and other regulatory agencies; and (viii) providing the Company, at the Manager's expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Series as contemplated in this Agreement;

(c)Provide or procure on behalf of the Company and the Series, and at the expense of the Manager unless noted otherwise in this Agreement, the following services for the Series: (i) custodian services to provide for the safekeeping of the Series' assets; (ii) portfolio accounting services to maintain the portfolio accounting records for the Series; (iii) transfer agency services for the Series; (iv) dividend disbursing services for the Series, and (v) other services necessary for the ordinary operation of the Series. The Company may, but is not required to, be a party to any agreement with any third person contracted to provide the services referred to in this Section 2(h);

(d)Render to the Board of Directors of the Company such periodic and special reports as the Board may reasonably request; and

(e)Make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Series and services provided to the Company under this Agreement.

3.Services of Manager with respect to Sub-Advisers. In the event that the Manager wishes to select others to render investment management services, the Manager shall analyze, select and recommend for consideration by the Company's Board of Directors Sub-Advisers (however organized) to provide investment advice to one or more of the Series, and, at the expense of the Manager, engage (which engagement may also be by the Company) such Sub-Advisers to render investment advice and manage the investments of such Series and the composition of each such Series' portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with the Series' investment objective or objectives and policies as stated in the Company's registration statement, as may be amended or supplemented from time to time (the "Registration Statement") as filed with the SEC. The Manager shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the Series:

(a)Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Series, including, without limitation, perform periodic detailed analysis and review of the Sub-Adviser's investment performance in respect of the Series and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b)prepare and present periodic reports to the Board of Directors regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Directors may reasonably request

(c)review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser's obligations and make appropriate reports to the Board of Directors;

(d)review and consider any changes in the ownership or senior management of the Sub- Adviser and make appropriate reports to the Board of Directors;

(e)perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f)Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under respective portfolio management agreements ("Portfolio Management Agreements"), although the Manager is not authorized, except as provided in Section 4 of the Agreement, directly to make determinations with respect to the investment of a Series' assets or the purchase or sale of portfolio securities or other investments for a Series;

(g)assist the Board of Directors and management of the Company in developing and reviewing information with respect to the initial approval of the Portfolio Management Agreement with the Sub-Adviser and annual consideration of the agreement thereafter;

(h)Monitor the Sub-Advisers regarding their providing services in a manner that assures each Series' compliance with the investment objective or objectives, policies and restrictions of each Series, the 1940 Act, Subchapter M of the Internal Revenue Code, Section 817(h) of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i)If appropriate, analyze and recommend for consideration by the Company's Board of Directors termination of a contract with a Sub-Adviser under which the Sub-Adviser provided investment advisory services to one or more of the Series;

(j)identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Directors a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k)designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

(l)perform such other review and reporting functions as the Board of Directors shall reasonably request consistent with this Agreement and applicable law.

4. Investment Management Authority. In the event that a Portfolio Management Agreement pertaining to a Series is terminated or if, at any time, no Sub-Adviser is engaged to manage the assets of a Series of the Company, then with respect to any such Series, the Manager, subject to the supervision of the Company's Board of Directors, will provide a continuous investment program for the Series' portfolio and determine the composition of the assets of the Series' portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series' assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Manager is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Manager shall make decisions for the Series as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of the Series. The Manager will provide the services under this Agreement in accordance with the Series' investment objective or objectives, policies, and restrictions as stated in the Company's Registration Statement filed with the SEC, as amended. Furthermore:

(a)The Manager will (1) take all steps necessary to manage the Series so that it will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, (2) take all steps necessary to manage the Series so as to ensure compliance by the Series with the diversification requirements of Section 817(h) of the Internal Revenue Code and regulations issued thereunder, and (3) use reasonable efforts to manage the Series so as to ensure compliance by the Series with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. In managing the Series in accordance with these requirements, the Manager shall be entitled to receive and act upon advice of counsel to the Company or counsel to the Manager.

(b)The Manager will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Company's Board of Directors, and the provisions of the Registration Statement of the Company under the Securities Act of 1933 and the 1940 Act, as supplemented or amended.

(c)On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Series as well as any other investment advisory clients, the Manager may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in a manner that is fair and equitable in the judgment of the Manager in the exercise of its fiduciary obligations to the Company and to such other clients.

(d)In connection with the purchase and sale of securities of the Series, the Manager will arrange for the transmission to the custodian for the Company on a daily basis, of such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian to perform its administrative and record keeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Manager will arrange for the automatic transmission of the confirmation of such trades to the Company's custodian.

(e)The Manager will assist the custodian or portfolio accounting agent for the Company in determining, consistent with the procedures and policies stated in the Registration Statement for the Company, the value of any portfolio securities or other assets of the Series for which the custodian or portfolio accounting agent seeks assistance or review from the Manager. The Manager will monitor on a daily basis the determination by the custodian or portfolio accounting agent for the Company of the value of portfolio securities and other assets of the Series and the determination of net asset value of the Series.

(f)The Manager will make available to the Company, promptly upon request, all of the Series' investment records and ledgers as are necessary to assist the Company to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as well as other applicable laws. The Manager will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Company are being conducted in a manner consistent with applicable laws and regulations.

(g)The Manager will regularly report to the Company's Board of Directors on the investment program for the Series and the issuers and securities represented in the Series' portfolio, and will furnish the Company's Board of Directors with respect to the Series such periodic and special reports as the Directors may reasonably request.

(h)The Manager will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except as required to carry out its duties as investment manager and administrator pursuant to this Section 3 or in the ordinary course of business in connection with placing orders for the purchase and sale of securities, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only if the Board of Directors of the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state law or regulations or regulatory authorities having the requisite authority.

(i)In rendering the services required under this Section of this Agreement, the Manager may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Manager shall be responsible for making reasonable inquires and for reasonably ensuring that any employee of the Manager, any person or firm that the Manager has employed or with which it has associated, or any employee thereof has not, to the best of the Manager's knowledge, in any material connection with the handling of Company assets:

(i)been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

(ii)been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provisions of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

(j)In connection with its responsibilities under this Section 3, the Manager is responsible for decisions to buy and sell securities and other investments for the Series' portfolio, broker- dealer selection, and negotiation of brokerage commission rates. The Manager's primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Company, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, experience and financial stability of the broker- dealer involved, the quality of the service, the difficulty of execution, execution capabilities and operational facilities of the firms involved, and the firm's risk in positioning a block of securities. Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Manager in the exercise of its fiduciary obligations to the Company, by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Manager or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Manager's or its affiliate's overall responsibilities with respect to the Series and to their other clients as to which they exercise investment discretion. To the extent consistent with these standards and in accordance with Section 11(a) of the Securities and Exchange Act of 1934 and Rule 11a2-2(T) thereunder, the Manager is further authorized to allocate the orders placed by it on behalf of the Series to the Manager if it is registered as a broker-dealer with the SEC, to its affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material or other services to the Series, the Manager or an affiliate of the Manager. Such allocation shall be in such amounts and proportions as the Manager shall determine consistent with the above standards, and the Manager will report on said allocation regularly to the Board of Directors of the Company indicating the broker-dealers to which such allocations have been made and the basis therefor.

The Manager also may direct the Company's Sub-Advisers to use their best efforts (subject to obtaining best execution of each transaction) to allocate a percentage of a Series' equity security transactions through designated broker-dealers. The designated broker-dealers, in turn, will effect a recapture of a portion of the brokerage commission (in the form of a credit to the Series) to pay certain expenses of that Series.

5.Conformity with Applicable Law. The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Company and with the instructions and directions of the Board of Directors of the Company and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

6.Exclusivity. The services of the Manager to the Company under this Agreement are not to be deemed exclusive, and the Manager, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

7.Documents. The Company has delivered properly certified or authenticated copies of each of the following documents to the Manager and will deliver to it all future amendments and supplements thereto, if any:

(a)certified resolution of the Board of Directors of the Company authorizing the appointment of the Manager and approving the form of this Agreement;

(b)the Registration Statement as filed with the SEC and any amendments thereto; and

(c)exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

8.Records. The Manager agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Manager with respect to the Series by the 1940 Act. The Manager further agrees that all records which it maintains for the Series are the property of the Company and it will promptly surrender any of such records upon request.

9.Expenses. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement, net of any actual costs associated with implementation of revenue generating programs such as securities lending, directed brokerage and brokerage recapture programs (consistent with best execution), and any other similar programs as approved by the Board of Directors, and except for such expenses as are

(i)paid directly by shareholders of the Company pursuant to the Company's Rule 12b-1 Distribution Plan or Shareholder Servicing Agreement; (ii) assumed by the Company under this Agreement; and (iii) assumed by a Sub-Adviser under its Portfolio Management Agreement. The Manager further agrees to pay all salaries, fees and expenses of any officer or trustee of the Company who is an officer, director or employee of the Manager or any of its affiliates.

The Manager shall be responsible for all of the expenses of its operations and for the following expenses:

(a)Expenses of all audits by the Company's independent public accountants;

(b)Expenses of the Company's transfer agent, registrar, dividend disbursing agent, and shareholder record keeping services, net of any shareholder service fees paid pursuant to the Company's Shareholder Servicing Agreement;

(c)Expenses of the Company's custodial services, including recordkeeping services provided by the custodian;

(d)Expenses of obtaining quotations for calculating the value of each Series' net assets;

(e)Expenses of obtaining Portfolio Activity Reports and Analyses of International Management reports (as appropriate) for each Series;

(f)Expenses of maintaining the Company's tax records;

(g)Costs and/or fees incident to meetings of the Company's shareholders, the preparation and mailings of prospectuses and reports of the Company to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Company's existence and qualification to do business, and the registration of shares with federal and state securities or insurance authorities;

(h)The Company's ordinary legal fees, including the legal fees related to the registration and continued qualification of the Company's shares for sale;

(i)Costs of printing stock certificates representing shares of the Company;

(j)The Company's pro rata portion of the fidelity bond required by Section 17(g) of the

1940 Act;

(k)Association membership dues;

(l)Organizational and offering expenses and, if applicable, reimbursement (with interest) of underwriting discounts and commissions; and

(m)Distribution expenses net of Rule 12b-1 distribution fees made pursuant to the Company's Rule 12b-1 Distribution Plan for eligible distribution-related expenses pursuant to such Plan.

The Company shall be responsible for the following expenses:

(a)Salaries and other compensation of any of the Company's executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Manager or an affiliate of the Manager;

(b)Taxes levied against the Company;

(c)Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Company;

(d)Costs, including the interest expense, of borrowing money;

(e)Directors' fees and expenses to Directors who are not officers, employees, or stockholders of the Manager, any Sub-Adviser, or any affiliates of either;

(f)Extraordinary expenses as may arise, including extraordinary consulting expenses and extraordinary legal expenses incurred in connection with litigation, proceedings, other claims (unless the Manager is responsible for such expenses under Section 10 of this Agreement or a Sub- Adviser is responsible for such expenses under the Section entitled "Liability" of a Sub-Advisory Agreement), and the legal obligations of the Company to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto; and

(g)Directors and Officers Errors and Omissions Insurance coverage for the Directors who are not "interested persons" of the Company as defined in the 1940 Act.

10.Compensation. For the services provided by the Manager pursuant to this Agreement, the Company will pay to the Manager a fee at an annual rate equal to a percentage of the average daily net assets of each Series as shown on Schedule B to this Agreement, net of any expense reductions realized through the use of revenue generating programs such as securities lending, directed brokerage and brokerage recapture programs (consistent with best execution), and any other similar programs as approved by the Board of Directors. This fee shall be computed and accrued daily and payable as shown on Schedule B.

11.Liability of the Manager. The Manager may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors, employees, or agents shall be subject to, and the Company will indemnify such persons from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Manager's duties, or by reason of reckless disregard of the Manager's obligations and duties under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Manager nor its stockholders, officers, directors, employees, or agents shall be subject to, and the Company will indemnify such persons from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission by a Sub-Adviser or any of the Sub-Adviser's stockholders or partners, officers, directors, employees, or agents connected with or arising out of any services rendered under a Sub-Advisory Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Manager's duties under this Agreement, or by reason of reckless disregard of the Manager's obligations and duties under this Agreement.

12.Continuation and Termination. With respect to each Series identified as a Series on Schedule A hereto on the date of this Agreement, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through November 30, 2023 with respect to each such Series of this Agreement. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Company or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that was added to Schedule A hereto as a Series after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Company's Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Company or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to such Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise. This Agreement may be terminated by the Company at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a majority of the outstanding voting shares of the Company, or with respect to a Series, by vote of a majority of the outstanding voting shares of such Series, on sixty (60) days' written notice to the Manager, or by the Manager at any time, without the payment of any penalty, on sixty (60) days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its "assignment" (as described in the 1940 Act).

13.Use of Name. It is understood that the name "Voya Investments, LLC" or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark "Voya®" (collectively, the "Voya Marks") is the valuable property of the Manager, and that the Company and/or the Series have the right to use such Voya Marks only so long as this Agreement or any subsequent agreement with the Manager in replacement of this Agreement shall continue with respect to such Company and/or Series. Upon termination of this Agreement without its replacement by a subsequent agreement, the Company (or Series) shall, as soon as is reasonably possible, discontinue all use of the Voya Marks and, in the case of the Company, shall promptly amend its Articles of Amendment and Restatement (the "Charter") to change its name (if such name is included therein).

14.Notice. Notices of any kind to be given to the Manager by the Company shall be in writing and shall be duly given if mailed or delivered to the Manager at 7337 East Doubletree Ranch Road, Suite 100, Scottsdale, Arizona 85258, or at such other address or to such individual as shall be specified by the Manager to the Company. Notices of any kind to be given to the Company by the Manager shall be in writing and shall be duly given if mailed or delivered to 7337 East Doubletree Ranch Road, Suite 100, Scottsdale, Arizona 85258, or at such other address or to such individual as shall be specified by the Company to the Manager.

15.Company Obligation. A copy of the Company's Charter is on file with the Department of Assessments and Taxation of the State of Maryland and notice is hereby given that the Agreement has been executed on behalf of the Company by the Directors of the Company in their capacity as directors and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Company and shall not be binding upon any trustee, officer, or shareholder of the Company individually.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.Applicable Law.

(a)This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA VARIABLE PORTFOLIOS, INC.

By: _________________________________

Kimberly A. Anderson

Senior Vice President

VOYA INVESTMENTS, LLC

By: _________________________________

Todd Modic

Senior Vice President

SCHEDULE A

The Series of Voya Variable Portfolios, Inc., as described in the attached Investment Management Agreement, to which Voya Investments, LLC shall act as Manager, are as follows:

Series

Voya VACS Index Series EM Portfolio

Voya VACS Index Series I Portfolio

Voya VACS Index Series MC Portfolio

Voya VACS Index Series SC Portfolio

SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Voya Investments, LLC (the "Manager") to the following Series of the Voya Variable Portfolios, Inc. (the "Company"), pursuant to the attached Investment Management Agreement, the Company will pay the Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of that Series.

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

Voya VACS Index Series EM Portfolio	0.15%

Voya VACS Index Series I Portfolio	0.15%

Voya VACS Index Series MC Portfolio	0.15%

Voya VACS Index Series SC Portfolio	0.15%